Exhibit 10.1

AEGIS CAPITAL CORP.

July 12, 2022

PERSONAL AND CONFIDENTIAL

Mr. Brock Kowalchuk, Chief Executive Officer
Kaspien Holdings Inc.
2818 N. Sullivan Rd. Ste 130
Spokane Valley, WA 99216

Re:	KSPN Private Placement

Dear Mr. Kowalchuk:

The purpose of this engagement letter is to outline our agreement pursuant to which Aegis Capital Corp. (“Aegis”) will act as the lead placement agent on a “best efforts” basis in connection with the proposed private placement (the “Placement”) by Kaspien Holdings Inc. (collectively, with its subsidiaries and affiliates, the “Company”) of its common stock (the “Securities”). This engagement letter sets forth certain conditions and assumptions upon which the Placement is premised. The Company confirms that entry into this Agreement and completion of the Placement with Aegis will not breach or otherwise violate the Company’s obligations to any other investment bank.

The terms of our agreement in principle are as follows:

1.          Engagement. The Company hereby engages Aegis, for the period beginning on the date hereof and ending one (1) month thereafter or upon the completion of the Placement (the “Closing”), whichever is sooner (the “Engagement Period”), to act as the Company’s lead placement agent and investment banker in connection with the proposed Placement. During the Engagement Period or until the consummation of the Placement, and as long as Aegis is proceeding in good faith with preparations for the Placement, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any underwriter, potential underwriter, placement agent, financial advisor, investment banking firm or any other person or entity in connection with an offering of the Company’s debt or equity securities or any other financing by the Company.

2.          The Placement. The Placement is expected to consist of a sale of approximately $15.0 million of the Company’s Securities. The structure of the Placement will be one (1) common stock and one (1) paper warrant and will be priced At-The-Market, per Nasdaq rules.  Aegis will act as the lead placement agent for the Placement subject to, among other matters referred to herein and additional customary conditions, completion of Aegis’s due diligence examination of the Company and its affiliates, listing approval by the Nasdaq Stock Exchange (“Exchange”) of the Securities to be issued, and the execution of definitive transaction documents between the Company and investors in connection with the Placement (the “Transaction Documents”). The actual size of the Placement, the precise number of Securities to be offered by the Company and the offering price will be the subject of continuing negotiations among the Company, Aegis and investors.

810 Seventh Avenue, 18th floor, New York, New York 10019  (212) 813-1010/Fax (212) 813-1047
Member FINRA, SIPC

3.          Placement Compensation. The placement agent commission will be 7.0% for the Placement.

4.         Registration Statement. To the extent the Company decides to proceed with the Placement, the Company will, as soon as practicable after Closing of the Placement and not later than fifteen (15) days following closing of the Placement, prepare and file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and a prospectus included therein (the “Prospectus”) covering the resale of the Securities offered and sold in the Placement, which Registration Statement shall be declared effective no more than thirty (30) days after filing if it is not reviewed by the Commission or not more than sixty (60) days after filing if it is reviewed by the Commission. The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form reasonably satisfactory to Aegis, counsel to Aegis and investors in the Placement. Other than any information provided by Aegis in writing specifically for inclusion in the Registration Statement or the Prospectus, the Company will be solely responsible for the contents of its Registration Statement and Prospectus and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective investor of the Securities, and the Company represents and warrants that such materials and such other communications will not, as of the date of each filing of the Registration Statement and any amendments or as of the date of effectiveness, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the resale of the Securities by the investors an event occurs that would cause the Registration Statement or Prospectus (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Aegis and the investors immediately of such event and the Company shall prepare a supplement or amendment to the Registration Statement or Prospectus that corrects such statement or omission.

5.          Lock-Ups. The Transaction Documents will provide, among other items, that the Company's directors, executive officers, employees and shareholders holding at least ten percent (10%) of the outstanding ordinary shares will enter into customary "lock-up" agreements in favor of the underwriters for a period of ninety (90) days from the closing date of the Placement; provided, however, that any sales by parties to the lock-ups shall be subject to the lock-up agreements and provided further, that none of such shares shall be saleable in the public market until the expiration of the ninety (90) days period described above.

6.          Company Standstill. The Transaction Documents will provide, among other items, that the Company will agree, for a period of ninety (90) days from the effectiveness of the resale Registration Statement, that without the prior written consent of Aegis, it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long none of such equity securities shall be saleable in the public market until the expiration of the ninety (90) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction during the Standstill period result in the sale of equity at an offering price to the public less than that of the Placement referred herein.

7.          Expenses. The Company will be responsible for and will pay all expenses relating to the Placement, including, without limitation, (a) all filing fees and expenses relating to the registration of the Securities with the Commission; (b) all FINRA filing fees; (c) all fees and expenses relating to the listing of the Company’s equity or equity-linked securities on an Exchange; (d) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as Aegis may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be Aegis’s counsel) unless such filings are not required in connection with the Company’s proposed Exchange listing; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions as Aegis may reasonably designate; (f) the costs of all mailing and printing of the Placement documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of Securities from the Company to Aegis; (h) the fees and expenses of the Company’s accountants; (i) such fees of legal counsel of the investors in the Placement as may be agreed between the Company and such investors; and (j) $75,000 for fees and expenses including “road show”, diligence, and reasonable legal fees and disbursements for Aegis’s counsel.

8.          Right of First Refusal. If, for the period beginning on the closing date of the Placement and ending six (6) months after the closing date of the Placement, the Company or any of its subsidiaries  decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement (each, a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement under this Section 12 shall be made by Aegis or one of its affiliates, by a written notice to the Company, within ten (10) days of the receipt of the Company’s notification of its financing needs.

9.          Tail Financing. Aegis shall be entitled to compensation under Section 3 herein, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by funds whom Aegis had contacted during the Engagement Period or introduced to the Company during the Engagement Period, if such Tail Financing is consummated at any time within the twelve (12) month period following the expiration or termination of this Agreement.

10.          Survival. Except as provided in Paragraphs 3, 7, 9, 8, 11, 12, 13, 14, and 15 hereof (which Paragraphs are intended to be legally binding and enforceable on and against the Company and Aegis) and the exclusivity language in Section 1, this engagement letter is not intended to be a binding legal document nor a legal commitment on the part of Aegis to provide any financing to the Company, as the agreement between the parties hereto on these matters will be embodied in the Transaction Documents.

11.         Termination. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, right of first refusal, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination or expiration of this Agreement. During the engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Aegis, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of a Placement. Furthermore, the company agrees that during Aegis’s engagement hereunder, all inquiries from prospective investors will be referred to Aegis.

12.          Publicity. The Company agrees that it will not issue press releases or engage in any other publicity, without Aegis’s prior written consent, commencing on the date hereof and continuing until the final closing of the Placement.

13.         Information. During the Engagement Period or until the Closing, the Company agrees to cooperate with Aegis and to furnish, or cause to be furnished, to Aegis, any and all information and data concerning the Company, and the Placement that Aegis deems appropriate (the “Information”). The Company will provide Aegis reasonable access during normal business hours from and after the date of execution of this engagement letter until the date of the Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as contemplated by the terms hereof or as required by applicable law, Aegis will keep strictly confidential all non-public Information concerning the Company provided to Aegis. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Aegis, (b) was known or became known by Aegis prior to the Company’s disclosure thereof to Aegis as demonstrated by the existence of its written records, (c) becomes known to Aegis from a source other than the Company which information is not provided by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Aegis as demonstrated by its written records. For the avoidance of doubt, except as otherwise provided herein, all information which is not publicly available relating to the Company’s proprietary technology is proprietary and confidential.

14.          No Third Party Beneficiaries; No Fiduciary Obligations. This engagement letter does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Aegis is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of Aegis hereunder, all of which are hereby expressly waived; and (ii) Aegis is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Aegis or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of Aegis’s engagement with the Company, Aegis may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

15.          Indemnification, Advancement & Contribution.

(a)          Indemnification. The Company agrees to indemnify and hold harmless Aegis, its affiliates and each person controlling Aegis (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Aegis, its affiliates and each such controlling person (Aegis, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, Prospectus or any other transaction documents in connection with the Placement (as from time to time each may be amended and supplemented), (B) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Placement, including any “road show” or investor presentations made to investors by the Company (whether in person or electronically), or (C) any application or other document or written communication (collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Securities under the securities laws thereof or to file for an exemption from such requirement or filed with the Commission, any state securities commission or agency, any national securities exchange; or (ii) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information provided to the Company by Aegis in writing specifically for use in the Registration Statement, Prospectus or any other placement documents with respect which or resulting from conduct by Aegis or another Indemnified Party, as to which Aegis shall indemnify and hold harmless the Company, its officers, directors and controlling parties in the manner set forth in this Section 14. The Company also agrees to reimburse and advance each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 14.

(b)          Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 14, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 14 or otherwise to such Indemnified Person. The Company shall, if requested by Aegis, assume the defense of any such action (including the employment of counsel designated by Aegis and reasonably satisfactory to the Company). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ separate counsel reasonably acceptable to Aegis for the benefit of Aegis and the other Indemnified Persons or (ii) such Indemnified Person shall have been advised that in the opinion of counsel that there is an actual or potential conflict of interest that prevents (or makes it imprudent for) the counsel designated by and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel, in which event the Company shall pay the reasonable fees and expenses of one counsel, plus local counsel, for all Indemnified Parties, which counsel shall, if Aegis is a defendant, be designated by Aegis. The Company shall not be liable for any settlement of any action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of Aegis, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 days following the date of any invoice therefore).

(c)          Contribution. In the event that a court of competent jurisdiction makes a finding, final beyond right of review, that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Aegis and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 14 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Aegis and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of commissions and non-accountable expense allowance actually received by Aegis in the Placement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Aegis on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Aegis agree that it would not be just and equitable if contributions pursuant to this subsection 14(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection 14(c). For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Aegis on the other hand, of the matters contemplated by this Section 14 shall be deemed to be in the same proportion as: (a) the total value received by the Company in the Placement, whether or not such Placement is consummated, bears to (b) the commissions paid to Aegis under the Transaction Documents. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

(d)          Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this engagement letter, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted exclusively from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

16.          Governing Law; Venue. This engagement letter will be deemed to have been made and delivered in the State of New York, USA, and both the binding provisions of this engagement letter and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of Aegis and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the City of New York, County of New York, State of New York (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the City of New York, County of New York and State of New York, in any such suit, action or proceeding. Each of Aegis and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Aegis mailed by certified mail to Aegis’s address will be deemed in every respect effective service process upon Aegis, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Aegis nor its affiliates, and the respective officers, directors, employees, agents and representatives of Aegis, its affiliates and each other person, if any, controlling Aegis or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Aegis will act under this engagement letter as an independent contractor with duties to the Company.

If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page of KSPN Private Placement Letter of Engagement Follows]

Very truly yours,

Aegis Capital Corp.

By:	/s/ Robert Eide
Name:	Robert Eide
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

Kaspien Holdings Inc.

By:	/s/ Brock Kowalchuk
Name:	Brock Kowalchuk
Title:	Chief Executive Officer

[Signature Page of KSPN Private Placement Letter of Engagement]